Exhibit 99.1

PRESS RELEASE

MGM RESORTS INTERNATIONAL APPOINTS PAUL SALEM OF PROVIDENCE EQUITY PARTNERS TO THE BOARD OF DIRECTORS

EXPANDS BOARD TO 13 DIRECTORS

Las Vegas, August 22, 2018 – MGM Resorts International (NYSE: MGM) (the “Company”) today announced it has appointed Paul Salem to the Company’s Board of Directors. With his appointment, the Company’s Board has been expanded from 12 to 13 directors.

Mr. Salem has been instrumental in helping grow Providence Equity Partners L.L.C. (“Providence Equity”), a premier global asset management firm, from approximately $170 million in assets to nearly $60 billion in assets under management across complementary private equity and credit businesses. Having invested in more than 180 companies over its 29-year history, Providence Equity is one of the world’s leading investors specialized in the media, communications, education and information industries.

“Mr. Salem is a distinguished leader with over 26 years of experience in the financial services industry. Paul brings invaluable insight in corporate finance and asset management, and his strong track record of value creation has earned him an outstanding reputation within the investment and not-for-profit communities,” said Jim Murren, Chairman and Chief Executive Officer of MGM Resorts. “We look forward to benefitting from Paul’s expertise as we continue to focus on executing the Company’s long-term strategy.”

Mr. Murren continued, “With the addition of Paul, the MGM Resorts Board has added three independent directors since 2017. These appointments underscore the Company’s commitment to proactively enhance its Board and ensure that we have an appropriate mix of skills, experience and perspectives to successfully grow our business and drive sustainable value creation.”

“I am honored to join the MGM Board during a time of exciting opportunity for the Company,” said Mr. Salem. “I look forward to leveraging my financial background and working alongside the rest of the MGM Board and management team to accelerate the free cash flow generation and maximize value for all shareholders.”

Mr. Salem joined Providence Equity in 1992, where he has served in several leadership positions and been instrumental in establishing the firm’s London office, helping to create Benefit Street Partners, Providence’s credit affiliate and leading the acquisition of Merganser Capital. Prior to joining Providence

MGM Resorts International • 3600 Las Vegas Boulevard South • Las Vegas, NV 89109 • PH: 702.693.8770 • mgmresorts.com

Equity, Mr. Salem worked for Morgan Stanley in corporate finance and mergers and acquisition, and for Prudential Investment Corporation, an affiliate of Prudential Insurance, in private placement financings and leveraged buyout transactions. He currently serves as a director of Grupo TorreSur. He previously served as a director of Asurion, Eircom, Madison River Telecom, MetroNet (formerly AT&T Canada), PanAmSat, Tele1 Europe, Verio, Wired Magazine and several other Providence investments.

Mr. Salem received a Master of Business Administration from Harvard Business School and a Bachelor of Arts from Brown University. Mr. Salem is also chairman of Year Up, a national non-profit focused on closing the opportunity divide for urban young adults, and a board member of Edesia Global Nutrition, a non-profit dedicated to treating and preventing malnutrition in the world’s most vulnerable populations. Mr. Salem also serves on the advisory board of the Carney Institute for Brain Science at Brown University.

*    *    *

ABOUT MGM RESORTS INTERNATIONAL

MGM Resorts International (NYSE: MGM) is an S&P 500® global entertainment company with national and international locations featuring best-in-class hotels and casinos, state-of-the-art meetings and conference spaces, incredible live and theatrical entertainment experiences, and an extensive array of restaurant, nightlife and retail offerings. MGM Resorts creates immersive, iconic experiences through its suite of Las Vegas-inspired brands. The MGM Resorts portfolio encompasses 28 unique hotel offerings including some of the most recognizable resort brands in the industry. Expanding throughout the U.S. and around the world, the company in 2018 opened MGM COTAI in Macau and the first Bellagio-branded hotel in Shanghai. It also is developing MGM Springfield in Massachusetts. The 78,000 global employees of MGM Resorts are proud of their company for being recognized as one of FORTUNE® Magazine’s World’s Most Admired Companies®. For more information visit us at www.mgmresorts.com.

* * *

Statements in this release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has based these statements on management’s current expectations and assumptions and not on historical facts. A number of important factors could cause actual results to differ materially from those indicated in such forward-looking statements, including effects of economic conditions and market conditions in the markets in which the Company operates, competition with other destination travel locations throughout the United States and the world, the design, timing and costs of expansion projects, and risks relating to international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions and additional risks and uncertainties described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) filed with the Securities and Exchange Commission. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law.

MGM Resorts International • 3600 Las Vegas Boulevard South • Las Vegas, NV 89109 • PH: 702.693.8770 • mgmresorts.com

PRESS RELEASE

CONTACTS:
Investment Community	News Media
CATHERINE PARK	Brian Ahern
Executive Director, Investor Relations	Director of Media Relations
(702) 693-8711 or cpark@mgmresorts.com	media@mgmresorts.com

MGM Resorts International • 3600 Las Vegas Boulevard South • Las Vegas, NV 89109 • PH: 702.693.8770 • mgmresorts.com